Press Release

Contacts:
Investor Relations
Alan Roden
Verint Systems Inc.
(631) 962-9304
alan.roden@verint.com

Verint Announces First Quarter Results

Conference Call to Discuss Selected Financial Information and Outlook to be Held Today at 4:30 p.m. ET

MELVILLE, N.Y., June 3, 2015 - Verint® Systems Inc. (NASDAQ: VRNT), a global leader in Actionable Intelligence® solutions and value-added services, today announced results for the three months ended April 30, 2015.

“Following typical Q1 seasonality, we expect strong sequential revenue growth in Q2 and are targeting double digit revenue growth for the year on a constant currency basis. We are excited about our strong innovation in Customer Engagement Optimization and Security Intelligence during Q1 which supports our long-term growth and market leadership," said Dan Bodner, CEO and President.

Financial Highlights
Below is selected unaudited financial information for the three months ended April 30, 2015 prepared in accordance with generally accepted accounting principles (“GAAP”) and not in accordance with GAAP (“non-GAAP”).

Three Months Ended April 30, 2015 - GAAP	Three Months Ended April 30, 2015 - Non-GAAP
Revenue: $269.5 million	Revenue: $270.4 million
Operating income: $9.6 million	Operating income: $51.3 million
Diluted net loss per share: $(0.01)	Diluted net income per share: $0.66

Financial Outlook
For the year ending January 31, 2016, we are maintaining our non-GAAP revenue guidance range of $1.20 billion to $1.25 billion and non-GAAP diluted earnings per share guidance range of $3.55 to $3.75.

Verint Investor Day
As previously announced, Verint is holding an investor day on June 9, 2015 in Las Vegas. The event will take place from 10:30 a.m. - 5:00 p.m. PT at the Paris Hotel, the same venue as the company’s Engage™ enterprise global customer conference.  Verint Investor Day will feature presentations from the company’s management team, discussions with Verint enterprise customers, and demonstrations of the company’s solutions, including its next generation cyber threat protection solution.

For more information, select one of the following links to register for the June 9 Verint Investor Day http://www.verint.com/userconference/investorday.html and/or to learn more about the company’s Engage customer conference http://www.verint.com/userconference/index.html taking place June 8-11.

Conference Call Information

We will conduct a conference call today at 4:30 p.m. ET to discuss our results for the three months ended April 30, 2015 and outlook for the year ending January 31, 2016. An online, real-time webcast of the conference call will be available on our website at www.verint.com. The conference call can also be accessed live via telephone at 1-800-706-7745 (United States and Canada) and 1-617-614-3472 (international) and the passcode is 15288711. Please dial in 5-10 minutes prior to the scheduled start time.

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of non-GAAP financial measures presented for completed periods to the most directly comparable financial measures prepared in accordance with GAAP, please see Tables 2 and 3 as well as "Supplemental Information About Non-GAAP Financial Measures" at the end of this press release.

Our non-GAAP outlook does not include the potential impact of any business acquisitions that may occur after the date hereof, and reflects foreign currency exchange rates approximately consistent with current rates.

We are not providing a quantitative reconciliation of our non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our non-GAAP outlook, other than those described below, are difficult to predict and are primarily dependent on future uncertainties. The more significant GAAP measures excluded from our non-GAAP outlook for which we do not prepare a reconcilable GAAP forecast include revenue adjustments related to acquisitions, stock-based compensation, and income taxes.
Our non-GAAP outlook for the year ending January 31, 2016 excludes the following known GAAP measures:

•	Amortization of intangible assets - approximately $79 million; and

•	Amortization of discount on convertible notes - approximately $10 million.

About Verint Systems Inc.
Verint® is a global leader in Actionable Intelligence®, which has become a necessity in a dynamic world of massive information growth. By empowering organizations with crucial insights, Verint solutions enable decision makers to anticipate, respond and take action, and make more informed, effective and timely decisions. Our solutions are designed to address three important areas of the Actionable Intelligence market: customer engagement optimization; security intelligence; and fraud, risk and compliance. Verint’s vision is to create A Smarter World with Actionable Intelligence®, and today, more than 10,000 organizations in over 180 countries—including over 80 percent of the Fortune 100—already benefit from this vision. Learn more at www.verint.com.

Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management's expectations that involve a number of known and unknown risks, uncertainties, assumptions and other important factors, any of which could cause our actual results or conditions to differ materially from those expressed in or implied by the forward-looking statements. Some of the factors that could cause our actual results or conditions to differ materially from current expectations include, among others: uncertainties regarding the impact of general economic conditions in the United States and abroad, particularly in information technology spending and government budgets, on our business; risks associated with our ability to keep pace with technological changes, customer challenges, and evolving industry standards in our product offerings, adapt to changing market potential from area to area within our markets, and successfully develop, launch, and drive demand for new, innovative, high-quality products that meet or exceed customer needs; risks due to aggressive competition in all of our markets, including with respect to maintaining margins and sufficient levels of investment in our business; risks created by the continued consolidation of our competitors or the introduction of large competitors in our markets with greater resources than we have; risks associated with our ability to successfully compete for, consummate, and implement mergers and acquisitions, including risks associated with valuations, capital constraints, costs and expenses, maintaining profitability levels, expansion into new areas of growth, management distraction, post-acquisition integration activities, and potential asset impairments; risks relating to our ability to effectively and efficiently enhance our existing operations and execute on our growth strategy, including managing investments in our business and operations and enhancing and securing our internal and external operations; risks associated with our ability to effectively and efficiently allocate limited financial and human resources to business, development, strategic, or other opportunities that may not come to fruition or produce satisfactory returns; risks that we may be unable to establish and maintain relationships with key resellers, partners, and systems integrators; risks associated with the mishandling or perceived mishandling of sensitive or confidential information, security lapses, or with information technology system failures or disruptions; risks associated with our significant international operations, including, among others, in Israel, Europe, and Asia, exposure to regions subject to political or economic instability, and fluctuations in foreign exchange rates; risks associated with a significant amount of our business coming from domestic and foreign government customers, including the ability to maintain security clearances for certain projects; risks associated with complex and changing local and foreign regulatory environments in the jurisdictions in which we operate; risks associated with our ability to retain and recruit qualified personnel in regions in which we operate, especially in new markets and growth areas we may enter; challenges associated with selling sophisticated solutions, long sales cycles, and emphasis on larger transactions, including in assisting customers in realizing the benefits of our solutions and in accurately forecasting revenue and expenses and in maintaining profitability; risks that our intellectual property rights may not be adequate to protect our business or assets or that others may make claims on our intellectual property or claim infringement on their intellectual property rights; risks that our products may contain defects or may be vulnerable to cyber-attacks, which could expose us to substantial liability; risks associated with our reliance on third-party suppliers, partners, or original equipment manufacturers for certain components, products, or services, including companies that may compete with us or work with our competitors; risks that our customers or partners delay or cancel orders or are unable to honor contractual commitments due to liquidity issues, challenges in their business, or otherwise; risks that we may experience liquidity or working capital issues and related risks that financing sources may be unavailable to us on reasonable terms or at all; risks associated with significant leverage resulting from our current debt position, including with respect to liquidity considerations, covenant limitations and compliance, fluctuations in interest rates, dilution considerations (with respect to our convertible notes), and our ability to maintain our credit ratings; risks arising as a result of contingent or other obligations or liabilities assumed in our acquisition of our former parent company, Comverse Technology, Inc. (“CTI”), or associated with formerly being consolidated with, and part of a consolidated tax group with, CTI, or as a result of CTI's former subsidiary, Comverse, Inc., being unwilling or unable to provide us with certain indemnities or transition services to which we are entitled; risks relating to the adequacy of our existing infrastructure, systems, processes, policies, procedures, and personnel and our ability to successfully implement and maintain adequate systems and internal controls for our current and future operations and reporting needs, including related risks of financial statement omissions, misstatements, restatements, or filing delays; and risks associated with changes in our tax position. We assume no obligation to revise or update any forward-looking statement, except as otherwise required by law. For a detailed discussion of these risk factors, see our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, our Quarterly Report on Form 10-Q for the quarter ended April 30, 2015, when filed, and other filings we make with the SEC.
VERINT, ACTIONABLE INTELLIGENCE, MAKE BIG DATA ACTIONABLE, CUSTOMER-INSPIRED EXCELLENCE, INTELLIGENCE IN ACTION, IMPACT 360, WITNESS, VERINT VERIFIED, KANA, LAGAN, VOVICI, GMT, VICTRIO, AUDIOLOG, ENTERPRISE INTELLIGENCE SOLUTIONS, SECURITY INTELLIGENCE SOLUTIONS, VOICE OF THE CUSTOMER ANALYTICS, NEXTIVA, EDGEVR, RELIANT, VANTAGE, STAR-GATE, ENGAGE, CYBERVISION, FOCALINFO, SUNTECH, and VIGIA are trademarks or registered trademarks of Verint Systems Inc. or its subsidiaries. Other trademarks mentioned are the property of their respective owners.

Table 1
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended April 30,
(in thousands, except per share data)	2015	2014
Revenue:
Product	$102,799	$108,136
Service and support	166,737	149,257
Total revenue	269,536	257,393
Cost of revenue:
Product	34,897	39,477
Service and support	60,296	56,988
Amortization of acquired technology and backlog	7,980	6,358
Total cost of revenue	103,173	102,823
Gross profit	166,363	154,570
Operating expenses:
Research and development, net	43,166	41,323
Selling, general and administrative	102,850	101,048
Amortization of other acquired intangible assets	10,737	11,203
Total operating expenses	156,753	153,574
Operating income	9,610	996
Other income (expense), net:
Interest income	194	225
Interest expense	(8,337)	(10,226)
Losses on early retirements of debt	—	(7,092)
Other income, net	211	2,828
Total other expense, net	(7,932)	(14,265)
Income (loss) before provision (benefit) for income taxes	1,678	(13,269)
Provision (benefit) for income taxes	947	(42,088)
Net income	731	28,819
Net income attributable to noncontrolling interest	1,147	863
Net (loss) income attributable to Verint Systems Inc.	$(416)	$27,956

Net (loss) income per common share attributable to Verint Systems Inc.:
Basic	$(0.01)	$0.52
Diluted	$(0.01)	$0.51

Weighted-average common shares outstanding:
Basic	61,041	53,737
Diluted	61,041	55,018

Table 2
VERINT SYSTEMS INC. AND SUBSIDIARIES
Segment Revenue
(Unaudited)

	Three Months Ended April 30,
(in thousands)	2015	2014
GAAP Revenue By Segment:
Enterprise Intelligence	$146,718	$154,818
Communications Intelligence	91,450	76,135
Video Intelligence	31,368	26,440
GAAP Total Revenue	$269,536	$257,393

Revenue Adjustments Related to Acquisitions:
Enterprise Intelligence	$681	$11,815
Communications Intelligence	140	114
Video Intelligence	—	—
Total Revenue Adjustments Related to Acquisitions	$821	$11,929

Non-GAAP Revenue By Segment:
Enterprise Intelligence	$147,399	$166,633
Communications Intelligence	91,590	76,249
Video Intelligence	31,368	26,440
Non-GAAP Total Revenue	$270,357	$269,322

Table 3
VERINT SYSTEMS INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended April 30,
(in thousands, except per share data)	2015	2014

Table of Reconciliation from GAAP Gross Profit to Non-GAAP Gross Profit

GAAP gross profit	$166,363	$154,570
Revenue adjustments related to acquisitions	821	11,929
Amortization of acquired technology and backlog	7,980	6,358
Stock-based compensation expenses	596	1,085
M&A and other adjustments	413	4,525
Non-GAAP gross profit	$176,173	$178,467

Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income and Non-GAAP EBITDA

GAAP operating income	$9,610	$996
Revenue adjustments related to acquisitions	821	11,929
Amortization of acquired technology and backlog	7,980	6,358
Amortization of other acquired intangible assets	10,737	11,203
Stock-based compensation expenses	14,850	11,489
M&A and other adjustments	7,322	9,049
Non-GAAP operating income	51,320	51,024
GAAP depreciation and amortization (1)	24,290	22,578
Amortization of acquired technology and backlog	(7,980)	(6,358)
Amortization of other acquired intangible assets	(10,737)	(11,203)
M&A and other adjustments	(18)	—
Non-GAAP depreciation and amortization	5,555	5,017
Non-GAAP EBITDA	$56,875	$56,041

Table of Reconciliation from GAAP Other Expense, Net to Non-GAAP Other Expense, Net

GAAP other expense, net	$(7,932)	$(14,265)
Losses on early retirements of debt	—	7,092
Unrealized losses on derivatives, net	421	739
Amortization of convertible note discount	2,480	—
M&A and other adjustments	59	25
Non-GAAP other expense, net	$(4,972)	$(6,409)

Table of Reconciliation from GAAP Provision (Benefit) for Income Taxes to Non-GAAP Provision for Income Taxes

GAAP provision (benefit) for income taxes	$947	$(42,088)
Non-cash tax adjustments	2,984	46,386
Non-GAAP provision for income taxes	$3,931	$4,298

Table of Reconciliation from GAAP Net (Loss) Income Attributable to Verint Systems Inc. to Non-GAAP Net Income Attributable to Verint Systems Inc.

GAAP net (loss) income attributable to Verint Systems Inc.	$(416)	$27,956
Revenue adjustments related to acquisitions	821	11,929
Amortization of acquired technology and backlog	7,980	6,358
Amortization of other acquired intangible assets	10,737	11,203
Stock-based compensation expenses	14,850	11,489

M&A and other adjustments	7,381	9,074
Losses on early retirements of debt	—	7,092
Unrealized losses on derivatives, net	421	739
Amortization of convertible note discount	2,480	—
Non-cash tax adjustments	(2,984)	(46,386)
Total GAAP net income adjustments	41,686	11,498
Non-GAAP net income attributable to Verint Systems Inc.	$41,270	$39,454

Table Comparing GAAP Diluted Net (Loss) Income Per Common Share Attributable to Verint Systems Inc. to Non-GAAP Diluted Net Income Per Common Share Attributable to Verint Systems Inc.

GAAP diluted net (loss) income per common share attributable to Verint Systems Inc.	$(0.01)	$0.51

Non-GAAP diluted net income per common share attributable to Verint Systems Inc.	$0.66	$0.72

Shares used in computing GAAP diluted net (loss) income per common share	61,041	55,018

Shares used in computing non-GAAP diluted net income per common share	62,389	55,018

	April 30,	January 31,
	2015	2015
Table of Reconciliation from Gross Debt to Net Debt

Current maturities of long-term debt	$10	$23
Long-term debt	739,273	736,779
Unamortized debt discounts	71,869	74,363
Gross debt	811,152	811,165
Less:
Cash and cash equivalents	321,028	285,072
Restricted cash and bank time deposits	24,166	36,920
Short-term investments	68,517	35,751
Net debt	$397,441	$453,422

(1) Adjusted for financing fee amortization.

Table 4
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30,	January 31,
(in thousands, except share and per share data)	2015	2015
Assets
Current Assets:
Cash and cash equivalents	$321,028	$285,072
Restricted cash and bank time deposits	24,166	36,920
Short-term investments	68,517	35,751
Accounts receivable, net of allowance for doubtful accounts of $0.9 million and $1.1 million, respectively	256,493	262,092
Inventories	19,977	17,505
Deferred cost of revenue	3,790	6,722
Prepaid expenses and other current assets	73,089	66,130
Total current assets	767,060	710,192
Property and equipment, net	62,775	62,490
Goodwill	1,208,219	1,200,817
Intangible assets, net	295,572	311,894
Capitalized software development costs, net	10,551	10,112
Long-term deferred cost of revenue	15,490	14,555
Other assets	38,486	40,936
Total assets	$2,398,153	$2,350,996

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$72,032	$72,885
Accrued expenses and other current liabilities	227,881	223,721
Current maturities of long-term debt	10	23
Deferred revenue	200,020	181,259
Total current liabilities	499,943	477,888
Long-term debt	739,273	736,779
Long-term deferred revenue	24,162	20,544
Other liabilities	105,962	110,882
Total liabilities	1,369,340	1,346,093
Commitments and Contingencies
Stockholders' Equity:
Preferred stock - $0.001 par value; authorized 2,207,000 shares at April 30, 2015 and January 31, 2015, respectively; none issued.	—	—
Common stock - $0.001 par value; authorized 120,000,000 shares. Issued 61,706,000 and 61,253,000 shares; outstanding 61,358,000 and 60,905,000 shares at April 30, 2015 and January 31, 2015, respectively.	62	61
Additional paid-in capital	1,334,962	1,321,455
Treasury stock, at cost - 348,000 shares at April 30, 2015 and January 31, 2015.	(10,251)	(10,251)
Accumulated deficit	(219,490)	(219,074)
Accumulated other comprehensive loss	(84,454)	(94,335)
Total Verint Systems Inc. stockholders' equity	1,020,829	997,856
Noncontrolling interest	7,984	7,047
Total stockholders' equity	1,028,813	1,004,903
Total liabilities and stockholders' equity	$2,398,153	$2,350,996

Table 5
VERINT SYSTEMS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended April 30,
(in thousands)	2015	2014
Cash flows from operating activities:
Net income	$731	$28,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,028	23,324
Stock-based compensation - equity portion	13,100	10,228
Amortization of discount on convertible notes	2,480	—
Reduction of valuation allowance resulting from acquisition of KANA	—	(45,171)
Non-cash (gains) losses on derivative financial instruments, net	(132)	737
Losses on early retirements of debt	—	7,092
Other non-cash items, net	9,072	5,146
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	4,950	(25,412)
Inventories	(3,691)	(2,449)
Deferred cost of revenue	1,970	(210)
Prepaid expenses and other assets	(9,074)	4,613
Accounts payable and accrued expenses	3,091	36,735
Deferred revenue	22,046	11,133
Other, net	(2,945)	(550)
Net cash provided by operating activities	66,626	54,035

Cash flows from investing activities:
Cash paid for business combinations, including adjustments, net of cash acquired	(2,149)	(603,614)
Purchases of property and equipment	(5,206)	(3,781)
Purchases of investments	(38,355)	(3,339)
Sales and maturities of investments	5,479	350
Cash paid for capitalized software development costs	(1,031)	(1,473)
Change in restricted cash and bank time deposits, including long-term portion, and other investing activities, net	11,376	(13,316)
Net cash used in investing activities	(29,886)	(625,173)

Cash flows from financing activities:
Proceeds from borrowings, net of original issuance discount	—	1,103,750
Repayments of borrowings and other financing obligations	(152)	(719,289)
Payments of debt issuance and other debt-related costs	(63)	(8,895)
Proceeds from exercises of stock options	229	6,239
Payments of contingent consideration for business combinations (financing portion)	(2,006)	(2,856)
Net cash (used in) provided by financing activities	(1,992)	378,949
Effect of exchange rate changes on cash and cash equivalents	1,208	887
Net increase (decrease) in cash and cash equivalents	35,956	(191,302)
Cash and cash equivalents, beginning of period	285,072	378,618
Cash and cash equivalents, end of period	$321,028	$187,316

Verint Systems Inc. and Subsidiaries
Supplemental Information About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Tables 2 and 3 include a reconciliation of each non-GAAP financial measure for completed periods presented in this press release to the most directly comparable GAAP financial measure. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP financial measures. The non-GAAP financial measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures. These non-GAAP financial measures do not represent discretionary cash available to us to invest in the growth of our business, and we may in the future incur expenses similar to or in addition to the adjustments made in these non-GAAP financial measures.

We believe that the non-GAAP financial measures we present provide meaningful supplemental information regarding our operating results primarily because they exclude certain non-cash charges or items that we do not believe are reflective of our ongoing operating results when budgeting, planning and forecasting, determining compensation, and when assessing the performance of our business with our individual operating segments or our senior management. We believe that these non-GAAP financial measures also facilitate the comparison by management and investors of results between periods and among our peer companies. However, those companies may calculate similar non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.

Adjustments to Non-GAAP Financial Measures

Revenue adjustments related to acquisitions. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to acquired customer support contracts which would have otherwise been recognized on a standalone basis. We exclude these adjustments from our non-GAAP financial measures because these are not reflective of our ongoing operations.

Amortization of acquired intangible assets, including acquired technology and backlog. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the acquired entity and amortize those assets over their useful lives. We exclude the amortization of acquired intangible assets, including acquired technology and backlog, from our non-GAAP financial measures. These expenses are excluded from our non-GAAP financial measures because they are non-cash charges. In addition, these amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Thus, we also exclude these amounts to provide better comparability of pre- and post-acquisition operating results.

Stock-based compensation expenses. We exclude stock-based compensation expenses related to stock options, restricted stock awards and units, stock bonus programs, bonus share programs and phantom stock from our non-GAAP financial measures. These expenses are excluded from our non-GAAP financial measures because they are primarily non-cash charges.

M&A and other adjustments. We exclude from our non-GAAP financial measures legal, other professional fees and certain other expenses associated with acquisitions, whether or not consummated, and certain extraordinary transactions, including reorganizations and restructurings. Also excluded are changes in the fair value of contingent consideration liabilities associated with business combinations. These expenses are excluded from our non-GAAP financial measures because we believe that they are not reflective of our ongoing operations.

Unrealized gains and losses on certain derivatives, net. We exclude from our non-GAAP financial measures unrealized gains and losses on certain foreign currency derivatives which are not designated as hedges under accounting guidance. We exclude unrealized gains and losses on foreign currency derivatives that serve as economic hedges against variability in the cash flows of recognized assets or liabilities, or of forecasted transactions. These contracts, if designated as hedges under accounting guidance, would be considered “cash flow” hedges.  These unrealized gains and losses are excluded from our non-GAAP financial measures because they are non-cash transactions which are highly variable from period to period and which we believe are not reflective of our ongoing operations. Upon settlement of these foreign currency derivatives, any realized gain or loss is included in our non-GAAP financial measures.

Effective in the year ending January 31, 2016, our non-GAAP financial measures include unrealized gains and losses on foreign currency derivatives that serve as economic hedges against exposures to changes in the fair values of recognized assets or liabilities. These contracts, if designated as hedges under accounting guidance, would be considered “fair value” hedges. For periods ended prior to February 1, 2015, these unrealized gains and losses were excluded from our non-GAAP financial measures. For our non-GAAP financial measures, this change better aligns the recognition of gains and losses on the re-measurement of foreign currency-denominated assets and liabilities with the recognition of offsetting gains and losses (whether realized or unrealized) on foreign currency derivatives which are executed to help mitigate re-measurement risk. Had this change been applied to our non-GAAP financial measures for the year ended January 31, 2015, non-GAAP net income would have increased by $0.4 million, consisting of increases (decreases) of $(0.7) million, $0.9 million, $1.5 million, and $(1.3) million for the three months ended April 30, 2014, July 31, 2014, October 31, 2014, and January 31, 2015, respectively.

Losses on early retirements of debt. We exclude from our non-GAAP financial measures losses on early retirements of debt attributable to refinancing or repaying our debt because we believe they are not reflective of our ongoing operations.

Amortization of convertible note discount. Under GAAP, certain convertible debt instruments that may be settled in cash upon conversion are required to be bifurcated into separate liability (debt) and equity (conversion option) components in a manner that reflects the issuer’s non-convertible debt borrowing rate. As a result, for GAAP purposes, we are required to recognize imputed interest expense in amounts significantly in excess of the coupon rate on our $400.0 million of 1.50% convertible notes. The difference between the imputed interest expense and the coupon interest expense is excluded from our non-GAAP financial measures because we believe that this non-cash expense is not reflective of ongoing operations.

Non-cash tax adjustments. We exclude from our non-GAAP financial measures non-cash tax adjustments, which represent the difference between the amount of taxes we expect to pay related to current year income, and our GAAP tax provision on an annual basis. On a quarterly basis, this adjustment reflects our expected annual effective tax rate on a cash basis.

Supplemental Information About Constant Currency

Because we operate on a global basis and transact business in many currencies, fluctuations in foreign currency exchange rates can affect our consolidated U.S. dollar operating results. To facilitate the assessment of our performance excluding the effect of foreign currency rate fluctuations, we calculate our non-GAAP revenue, cost of revenue, and operating expenses on both an as-reported basis and a constant currency basis, allowing for comparison of results between periods as if foreign currency exchange rates had remained constant. We perform our constant currency calculations by translating current-period foreign currency revenues and expenses into U.S. dollars using prior-period average foreign currency exchange rates or hedge rates, as applicable, rather than current period exchange rates.

Unless otherwise indicated, our financial outlook for revenue and diluted earnings per share, which is provided on a non-GAAP basis, reflects foreign currency exchange rates approximately consistent with rates in effect when the outlook is provided. Unless otherwise indicated, percentage growth rates in revenue provided in our financial outlook is expressed on a constant currency basis, and are calculated by translating foreign currency revenue for the guidance period into U.S. dollars using prior-period average foreign currency exchange rates, and comparing the result to actual revenue reported for the prior period. We believe that constant currency growth rates, which exclude the impact of foreign currency exchange rate changes, facilitate the assessment of underlying business trends.